Exhibit 99.1
Wesolowski named Scripps CFO, treasurer

For immediate release	(NYSE: SSP)
August 30, 2011
CINCINNATI — Timothy M. Wesolowski, a financial executive with more than two decades of experience managing accounting, treasury, tax and risk management functions, has been named senior vice president, chief financial officer and treasurer of The E.W. Scripps Company, effective Aug. 31, 2011.
Wesolowski, 53, succeeds Tim Stautberg, who was named in June to be the company’s senior vice president of newspapers.
“Tim’s broad experience across a variety of industries makes him a great addition to our team,” said Rich Boehne, Scripps president and CEO. “We had a wealth of strong candidates, but Tim rose to the top as the best financial executive for Scripps in this period of rapid transition for media businesses.”
Wesolowski most recently spent six years with Cincinnati-based Convergys Corporation, starting as its treasurer before being promoted in 2006 to the position of senior vice president finance, controller and treasurer. In 2010 he became chief financial officer of the company’s Call Center Division, an operation with $1.7 billion in revenues, where he co-led a business process re-engineering project that significantly improved efficiency.
Prior to Convergys, Wesolowski was a business unit controller and financial director at Ameron International in Dallas. From 1995 to 2002 he was with Valspar Corporation in Minneapolis, starting as vice president and treasurer before serving three years as general manager and national sales manager in the company’s automotive group. He previously spent eight years as vice president and assistant treasurer at Ecolab Corporation in Minneapolis, and six years in the finance and treasury groups at B.F. Goodrich in Akron, Ohio.
Wesolowski received his bachelor’s degree in accounting and his master’s of business administration from Purdue University, and he serves on the board of trustees of the Greater Miami Valley YMCA. He previously served on the boards of trustees of the Cincinnati New Markets Fund and Chatfield College.
He and his wife, Debbie, live in Liberty Township, Ohio, and have two adult children.
The E.W. Scripps Company is a diverse media enterprise with interests in television stations and newspapers. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.
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Contact Tim King, The E.W. Scripps Company, 513-977-3732
tim.king@scripps.com